Exhibit 10.2

LANDAUER

June 17, 2014

Michael Burke ADDRESS ADDRESS

Dear Michael:

This letter agreement memorializes the terms and conditions regarding your separation from employment with Landauer, Inc. (“Landauer”).  In consideration of the mutual promises and agreements contained in this letter agreement, the adequacy and receipt of which each party expressly acknowledges, you and Landauer agree as follows:

1.

Your employment with Landauer will end on June 20, 2014 (the “Separation Date”).  To receive the payments and benefits in this letter (other than those described in paragraph 6), you must (i) perform your duties for Landauer satisfactorily through the Separation Date, (ii) resign your position as director or officer, as applicable, of each subsidiary of Landauer pursuant to the resignation letter to be provided to you under separate cover, (iii) sign this letter agreement and return it to Landauer’s Chief Executive Officer no later than 21 days after the date of this letter agreement, and (iv) not revoke this letter agreement.

2.

After your Separation Date, Landauer will pay you your regular bi-weekly earnings of $13,764.42 (for an annualized equivalent of $357,875), less customary deductions, for the equivalent of seventy-eight (78) weeks.  Landauer will make such payments, pro-rata, on its regular paydays beginning with Landauer’s first regular payday that occurs after the Separation Date and the expiration of the seven-day revocation period of the Reaffirmation.

3.

All of your employment benefits with Landauer, except as provided below with respect to the continuation of your medical insurance coverage, will end as of your Separation Date in accordance with the respective terms of those benefit plans.  You will be able to continue your medical coverage in the $1,750 High Deductible Health Plan and dental insurance at the then existing active employee rate during your severance period or until you become eligible for coverage under another employer’s group medical insurance plan, whichever is earlier.  You agree to notify Landauer’s Director of Human Resources within three business days of your eligibility for such coverage.  At the end of this period, you may continue your group health insurance coverage after the severance period in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), generally, until the 18-month anniversary of your Separation Date.

4.

You shall be entitled to receive outplacement assistance services through December 20, 2014 from an established outplacement services organization selected by you, and Landauer shall pay the costs of such services upon your submission of appropriate documentation; provided that such costs shall not exceed $25,000 in the aggregate.

5.

Landauer will not contest unemployment benefits under the state unemployment insurance program.  If you would like to pursue unemployment compensation insurance, you may contact the local unemployment office for filing instructions and a determination as to your eligibility.

6.	Landauer will pay your accrued but unused vacation, less customary deductions, through your Separation Date, on the payroll following the Separation Date.

7.

Subject to the terms of the Landauer, Inc. Incentive Compensation Plan (the “Incentive Plan”), Landauer will pay you a cash bonus in an amount equal to target bonus prorated according to the amount of time employed during the fiscal year ending September 30, 2014.  You will receive this payment at the same time that your severance payments described in paragraph 2 above commence.

8.

As of the Separation Date, you will become vested in that portion of the Restricted Shares awarded to you on September 10, 2011 under the Incentive Plan that are scheduled to vest on January 3, 2015 in accordance with the terms of the Landauer, Inc. Restricted Share Award Agreement Under Landauer, Inc. Incentive Compensation Plan (“Restricted Share Award Agreement”) that apply in the event of an involuntary termination of your employment without cause.  The Restricted Shares that do not vest according to the previous sentence will be forfeited and transferred, without payment of any consideration to you, to Landauer (or to its assignee or nominee) and all your rights to or with respect to such unvested Restricted Shares will terminate, in each case as of the Separation Date.

9.

As of the Separation Date, you will become vested in that portion of the Restricted Shares and Performance Based Restricted Shares awarded to you on November 10, 2011 under the Incentive Plan that are scheduled to vest on September 30, 2014 in accordance with the terms of the respective Restricted Share Award Agreement and Landauer, Inc. Performance Based Restricted Stock Award Agreement Under Landauer, Inc. Incentive Compensation Plan (“Performance Based Stock Award Agreement”) that apply in the event of an involuntary termination of your employment without cause.  The Restricted Shares and Performance Based Restricted Shares that do not vest according to the previous sentence will be forfeited and transferred, without payment of any consideration to you, to Landauer (or to its assignee or nominee) and all your rights to or with respect to such unvested Restricted Shares and Performance Based Restricted Shares will terminate, in each case as of the Separation Date.

10.

As of the Separation Date, you will become vested in that portion of the Restricted Shares and Performance Based Restricted Shares awarded to you on December 21, 2012 under the Incentive Plan that are scheduled to vest on September 30, 2015 in accordance with the terms of the respective Restricted Share Award Agreement and Performance Based Stock Award Agreement that apply in the event of an involuntary termination of your employment without cause.  The Restricted Shares and Performance Based Restricted Shares that do not vest according to the previous sentence will be forfeited and transferred, without payment of any consideration to you, to Landauer (or to its assignee or nominee) and all your rights to or with respect to such unvested Restricted Shares and Performance Based Restricted Shares will terminate, in each case as of the Separation Date.

11.

As of the Separation Date, you will become vested in that portion of the Restricted Shares and Performance Based Restricted Shares awarded to you on December 3, 2013 under the Incentive Plan that are scheduled to vest on September 30, 2016 in accordance with the terms of the respective Restricted Share Award Agreement Performance Based Stock Award Agreement that apply in the event of an involuntary termination of your employment without cause.  The Restricted Shares and Performance Based Restricted Shares that do not vest according to the previous sentence will be forfeited and transferred, without payment of any consideration to you, to Landauer (or to its assignee or nominee) and all your rights to or with respect to such unvested Restricted Shares and Performance Based Restricted Shares will terminate, in each case as of the Separation Date.

12.

All payments made and benefits provided to you shall be subject to customary withholding and other taxes as required by applicable federal, state and local law unless specifically exempted from such taxes in the Code.

13.	You will direct all employment reference requests to Landauer’s Director of Human Resources.

14.

You represent and warrant that on or before the Separation Date, you will return to Landauer all of its property in your possession or under your control including, but not limited to, Landauer’s files, cell phone, customer lists, equipment, keys, credit cards, electronic files, tapes, records, manuals, personnel information, employee lists, brochures, files, catalogs, price lists, cost information, financial records, and all copies thereof.

15.

You acknowledge that the terms and conditions of the Landauer Non-Competition and Confidentiality Agreement that you executed on December 27, 2011 (the “Non-Competition Agreement”) remain in full force and effect, you represent and warrant that you have not violated any of its terms, and you agree to continue to abide by those terms.

16.

You, and anyone claiming through you, agree to fully, finally and forever release and discharge Landauer and any and all parents, divisions, subsidiaries, partnerships, affiliates and/or other related entities of Landauer (whether or not such entities are wholly owned) and each of those entities’ past, present, and future owners, trustees, fiduciaries, shareholders, directors, officers, administrators, agents, partners, employees, attorneys, and the predecessors, successors, and assigns of each of them (collectively, the “Released Parties”), from any and all claims, whether known or unknown, which you have, have ever had, or may ever have against any of the Released Parties arising from or related to any act, omission, or thing occurring at any time prior to your signing this letter agreement including, but not limited to, any and all claims that in any way result from, or relate to, your employment or cessation of employment with any of the Released Parties.  These released claims further include, but are not limited to, any and all claims that you could assert or could have asserted in any federal, state, or local court, commission, department, or agency under any common law theory, or under any fair employment, employment, contract, tort, federal, state, or local law, regulation, ordinance, or executive order including under the following laws as amended from time to time:  the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Civil Rights Act of 1866, the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Illinois Human Rights Act, and the Cook County Human Rights Ordinance.

17.

You acknowledge that the existence and terms of this letter agreement are confidential and that you will not disclose the terms or existence of this letter agreement to anyone other than to your attorney, accountant, and immediate family, whom you shall ensure will comply with the terms of this confidentiality provision.

18.

You acknowledge that you have been advised to consult with a lawyer of your choice and that you have had sufficient time to consult with a lawyer before executing this letter agreement.  You also acknowledge that you are entitled to a period of at least 21 days within which to consider this letter agreement.

19.

Within seven days following the date of your execution of this letter agreement, you shall have the right to revoke this letter agreement by serving within such seven-day period written notice of your revocation upon Landauer’s Director of Human Resources.  If you do not revoke this letter agreement during this seven-day period, this letter agreement shall become effective on the eighth day after the date of your execution of this letter agreement and you shall have no further right to revoke this letter agreement.

20.

You expressly acknowledge and agree that all payments and benefits set forth in this letter agreement are expressly contingent upon  (i) your signing and not revoking this letter agreement, (ii) your compliance with the terms of this letter agreement, and (iii) your timely returning the signed letter agreement to me.

21.

All notices and other communications required or permitted under this letter agreement shall be deemed to have been duly given and made if in writing and if served personally on the party for whom intended or deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail to your address above, if the notice is to you, or if the notice is to Landauer, to Landauer’s Director of Human Resources at the address on this letterhead, or to such other address as either party may designate in writing thereafter.

22.

This letter agreement, the Non-Competition Agreement, the Incentive Plan, and the applicable Restricted Share Award Agreements and Performance Based Stock Award Agreements embody the entire agreement and understanding of you and Landauer with regard to all matters and those documents supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between you and Landauer.

23.

This letter agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the requirement that payments to “specified employees” of deferred compensation subject to Section 409A of the Code that is payable on account of a “separation from service” not be made before the date which is six months after the date of the separation from service, and shall be interpreted and construed consistently with such intent.  Payments provided herein are intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4).  Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  In the event the terms of this letter agreement would subject you to taxes or penalties under Section 409A of the Code (“409A Penalties”), Landauer and you shall cooperate diligently to amend the terms of this letter agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall Landauer be responsible for any 409A Penalties that arise in connection with any amounts payable under this letter agreement.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year.  Any reimbursement shall be made no later than the last day of the calendar year following the calendar year in which the expenses to be reimbursed were incurred.  The right to any reimbursement or in-kind benefit pursuant to this letter agreement shall not be subject to liquidation or exchange for any other benefit.

Please sign one original of this letter agreement and return it to me.  You may retain the other originals for your file.

Very truly yours,

/s/ William E. Saxelby

William E. Saxelby

Chief Executive Officer

I have read, understand, and voluntarily agree to be bound by each of the terms contained in this letter.

/s/ Michael BurkeDated: June 21, 2014

Michael Burke